Exhibit 12.1

ALLBRITTON COMMUNICATIONS COMPANY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Fiscal Year Ended September 30,						As Adjusted Fiscal Year Ended September 30, 2009 (b)		Six Months Ended March 31,			As Adjusted Six Months Ended March 31, 2010 (b)
	2005	2006	2007	2008	2009				2009		2010
Pretax income from continuing operations	$22,855	$49,298	$41,641	$23,974	$(6,484)		$(8,101)		$(19,479)		$22,766	$21,971

Fixed charges:
Interest expense and amortization of debt discount	36,694	36,228	37,213	37,631	37,180		38,360		18,564		18,401	18,978
Amortization of deferred financing costs	1,276	1,041	1,042	1,041	1,148		1,585		567		580	798
Portion of rental expense representative of interest	1,367	1,400	1,500	1,500	1,533		1,533		775		695	695

Total fixed charges	39,337	38,669	39,755	40,172	39,861		41,478		19,906		19,676	20,471

Adjusted earnings	$62,192	$87,967	$81,396	$64,146	$33,377		$33,377		$427		$42,442	$42,442

Ratio of earnings to fixed charges	1.58	2.27	2.05	1.60	(a	)	(a	)	(a	)	2.16	2.07

(a)	The Company recorded a loss from continuing operations during Fiscal 2009, primarily due to the $30,700 impairment to intangible assets. This loss resulted in earnings being inadequate to cover fixed charges for the year ended September 30, 2009 and the six months ended March 31, 2009. Additional earnings of $6,484 and $19,479 would have been required to attain a ratio of one-to-one during the year ended September 30, 2009 and the six months ended March 31, 2009, respectively. On an as adjusted basis for the year ended September 30, 2009, additional earnings of $8,101 would have been required to attain a one-to-one ratio.

(b)	The as adjusted ratio of earnings to fixed charges for the fiscal year ended September 30, 2009 and for the six months ended March 31, 2010 gives effect to the issuance of the initial notes and the use of the net proceeds thereof, together with borrowings under our Senior Credit Facility, to purchase and redeem our 2012 Notes, as if each had occurred on October 1, 2008.

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